[letterhead of Weizenecker, Rose, Mottern & Fisher, P.C.]


                            June 24, 2002

Innovative Coatings Corporation
1650 Airport Drive, Suite 110
Kennesaw, Georgia 30144

Ladies and Gentlemen:

      You have requested my opinion as counsel for Innovative Coatings Corporation, a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the issuance by the Company of up to 750,000 shares of Common Stock under the 2002 Employee, Consultant and Advisor Stock Compensation Plan of the Company, and 750,000 shares of Common Stock issuable upon exercise of options issued under the 2002 Stock Option Plan of the Company.

     I have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about June 24, 2002 (the "Registration Statement"). I further have examined the Articles of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Georgia, the By-laws, and the minute books of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, I am of the opinion that, upon issuance in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable shares of the capital stock of the Company.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                           Very truly yours,

                           /s/Robert J. Mottern

                           WEIZENECKER, ROSE, MOTTERN & FISHER, P.C.